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                                                                    EXHIBIT 12

                                  ASTOR HOLDINGS II, INC.
                          CALCULATION OF EARNINGS TO FIXED CHARGES
                                  (DOLLARS IN THOUSANDS)

                                                                                            Year
                                                                                            Ended
                                                                                          September
                                                Year Ended March 31,                         30,      Six Months Ended September 30,
                                 -------------------------------------------------------  ---------   ------------------------------
                                                                                   Pro       Pro                              Pro
                                                                                  Forma     Forma                            Forma
                                   1992       1993      1994       1995    1996    1996      1996        1995       1996      1996
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
Earnings:
 Income (loss)
  before taxes
  and extraordinary
  item                           (25,931)   (9,909)   (32,544)   (1,517)   2,043   3,282     7,038       (585)      5,091      5,938
 Fixed Charges                     5,133     2,500      2,412     2,325    6,169  14,854    14,854      2,151       3,808      7,396
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
Earnings(1)                      (20,798)   (7,409)   (30,132)      808    8,212  18,136    21,892      1,566       8,899     13,334
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------

Fixed charges:
 Interest expense                  4,220     1,015      1,476     1,606    5,251  13,785    13,785      1,837       3,276      6,893
 Amortization of
  deferred debt costs                849     1,379        806       579      790     941       941        234         468        471
 Imputed interest on
  operating lease
  obligations                         64       106        130       140      128     128       128         80          64         32
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
Fixed charges(2)                   5,133     2,500      2,412     2,325    6,169  14,854    14,854      2,151       3,808      7,396
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------

Ratio of earnings to fixed
 charges(1)(2)                       N/A       N/A        N/A       N/A     1.33    1.22      1.47        N/A        2.34       1.80
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------
                                 --------   -------   --------   -------  ------  ------  ---------   ---------   --------   -------

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